Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Avant! Corporation

    We consent to incorporation herein by reference of our reports dated February 12, 2001, except as to Note 16, which is as of March 23, 2001, relating to the consolidated balance sheets of Avant! Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related consolidated financial statement schedule, which reports appear in the December 31, 2000 Annual Report on Form 10-K of Avant! Corporation.

/s/ KPMG LLP

April 5, 2001
Mountain View, California